EXHIBIT 99.1

         Techlabs to Change Corporate Name to Siren International Corp.
            Board Approves New Name to Be Presented to Shareholders

KNOXVILLE, Tenn., July 28 /PRNewswire-FirstCall/ -- TechLabs, Inc. (OTC Bulletin
Board: TELA) announced today that as part of the adoption of a new business plan and growth strategy, its Board of Directors has approved changing the corporate name to Siren International Corp. The company will provide supplemental information regarding the name change closer to the effective date of the name change, including the new ticker symbol and CUSIP number. Until the name change is effective, TechLabs' common stock will continue to trade under the current symbol.

The Board of Directors noted that the new business plan it has adopted is focused on seeking opportunities in the burgeoning spa industry, particularly in both the day spa and destination spa market segments. The company will also be exploring opportunities in the micro-resort segment of the hospitality industry, most notably in South America, the Caribbean and Florida. The Board also believes that in certain instances there may be opportunities to link the spa and micro-resort businesses, providing travelers with professionally administered spa services, plus fitness, wellness and nutritional components in an all-inclusive vacation setting, replete with deluxe private accommodations.

About TechLabs

TechLabs is a developer of emerging businesses. While the Company may continue to operate certain of its current business units, its primary focus will be centered on exploring opportunities in the leisure, health and nutritional spa business and the micro-resort segment of the hospitality industry.

This press release contains forward-looking statements, some of which may relate to TechLabs, Inc., and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in TechLabs, Inc.'s filings with the Securities and Exchange Commission.